EXHIBIT 10(r)


                   ALUMINUM COMPANY OF AMERICA

                 DEFERRED FEE ESTATE ENHANCEMENT
                       PLAN FOR DIRECTORS



                            Article I
                          INTRODUCTION

     Aluminum Company of America (the "Company") is establishing this Deferred Fee Estate Enhancement Plan for Directors (the "Plan") to provide Directors (as hereinafter defined) with an alternative to the Aluminum Company of America Deferred Fee Plan for Directors whereby an estate enhancement option is provided. Accordingly, participants' account balances in the Aluminum Company of America Deferred Fee Plan for Directors will be transferred to this Plan.

                           Article II
                           DEFINITIONS

     2.1 Definitions. As used herein the following words and phrases shall have the meaning assigned to them, unless the context clearly indicates otherwise:

     "Alcoa Stock Option" means the Investment Option established hereunder with reference to the Alcoa Stock fund under the Savings Plan.

     "Alternative Death Benefit" means a Company-paid death benefit paid by the Company to the Participant's Death Benefit
Beneficiary pursuant to an Alternative Death Benefit Election under Section 5.5.

     "Alternative Death Benefit Amount" means, with respect to a Participant, an amount that, after subtracting any Company federal, state, and local income tax savings resulting from the deductibility of the payment for corporate tax purposes, is equal to the Participant's Coverage Amount; provided, that for purposes of this definition, the Participant's Coverage Amount shall be the amount that would be payable to the Death Benefit Beneficiary of the Participant under Section 5.4 if there was no Alternative Death Benefit Election. The Alternative Death Benefit Amount shall be determined at the time the payment is to be made, based on the Company's federal, state and local income tax rate (calculated at the marginal tax rate then applicable to the Company, but net of any federal deduction for state and local taxes) at the time of the payment, and shall be determined by the Plan Administrator or its designee.

     "Alternative Death Benefit Election" means an election made by the Participant pursuant to Section 5.5.
     "Assignee" means that person or entity designated as such in a Participant's Assignment of Rights Agreement, or the person(s) or entity to which the Participant assigns his or her interest under this Plan.

     "Board of Directors" means the Board of Directors of the Company.

     "Committee" means the Inside Director Committee of the Board.

     "Company" means Aluminum Company of America.

     "Company Death Benefit" means the portion of the Policy's death benefit payable to the Company as provided in Section 5.4.

     "Credited Amount" means the portion of the Participant's
Elected Amount for which the Company has paid a Premium in accordance with the provisions of Section 5.2(a) as of the time the determination is made.

     "Credits" means amounts credited to a Participant's Deferred
Fee Account, with all Investment Option units valued by reference to the comparable fund offered under the Company's principal savings plan for salaried employees ("Savings Plan").

     "Death Benefit Beneficiary" means the person or persons designated in writing on the Death Benefit Agreement Beneficiary
Designation Form in accordance with the provisions of Article V of the Plan.

     "Deferred Fee Account Beneficiary" means the person or persons designated in writing by a Participant, in accordance with Article IV of this Plan, to receive benefits in the event of the Participant's death.

     "Deferred Fee Account" means a bookkeeping account established by the Company in the name of a Director for Fees deferred hereunder and Interest accrued thereon.

     "Director" means a member of the Board of Directors. Any Director who is a director or chairman of the board of directors of a subsidiary or affiliate of the Company shall not, by virtue thereof, be deemed to be an employee of the Company or such subsidiary or affiliate for purposes of eligibility under this Plan.

     "Effective Date" means July 10, 1998.

     "Elected Amount" means the total amount of the Participant's
Plan account balance and future Deferred Fee Plan awards identified by the Participant in the Participant's Election.

     "Election" means the Participant's Estate Enhancement Option
Election made pursuant to the provisions of the Plan.

     "Estate Enhancement Option Election" means an election made by a Participant pursuant to the terms of Article V of the Plan.

     "Face Value Beneficiary" means the person or persons designated in writing on the Insurance Agreement for ADEEP Plan form in accordance with the provisions of Article V of the Plan.

     "Frozen Deferred Fee Account Beneficiary" means the person or persons designated in writing on the Frozen Deferred
Compensation/Fee Beneficiary Designation Form in accordance with the provisions of Article V of the Plan.

     "Fees" means all amounts payable to a Director for services rendered as a Director and which are specifically designated as fees, including, but not limited to, annual or quarterly retainer fees, fees (if any) paid for attending meetings of the Board of Directors or any committee thereof and any per diem fees.

     "Interest" means the amount of interest credited to a Director's Deferred Fee Account pursuant to Section 3.5.

     "Insurer" means, with respect to a Participant's Policy, the insurance company issuing the Policy on the Participant's life (or on the lives of the Participant and the Participant's spouse, in the case of a Survivorship Policy) pursuant to the provisions of the Plan.

     "Investment Option" means the respective options established hereunder with reference to the comparable funds under the Savings Plan, except as otherwise determined by the Committee for any fund added to the Savings Plan after January 1, 1993

     "Participant's Coverage Amount" means the portion of the Policy's death benefit payable to the Death Benefit Beneficiary of the Participant as provided in Section 5.4(b).
     "Participant" means a Director who has elected to participate in the Plan, and who are eligible to participate in the Aluminum Company of America Deferred Fee Plan for Directors.

     "Plan" means the Aluminum Company of America Deferred Fee
Estate Enhancement Plan for Directors, adopted by the Company as described herein or as from time to time hereafter amended.

     "Plan Administrator" means the Committee, or the Committee's designee.

     "Policy" means the life insurance coverage acquired on the life of the Participant (or on the lives of the Participant and the Participant's spouse, in the case of a Survivorship Policy) by the Company.

     "Policy Owner" means the Company.

     "Premium" means, with respect to a Policy on the life of a Participant (or the lives of a Participant and a Participant's spouse, if the Policy is a Survivorship Policy), the amount the Company is obligated, pursuant to the terms of this Plan, to pay to the Insurer with respect to such Policy.

     "Secretary" means the Secretary of the Company.

     "Survivorship Policy" means a Policy insuring the lives of the Participant and a Participant's spouse, with the death benefit payable at the death of the last survivor of the Participant and his or her spouse.

     "Unforeseeable Emergency" means a severe financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant, which cannot be eliminated by other reasonably available resources of the Participant.

     "Zero Investment Account" means the vehicle which is deemed to hold amounts related to Participants' Estate Enhancement
Option Elections.

                           Article III
                    DEFERRAL OF COMPENSATION

     3.1 Amount of Deferral. A Director may elect to defer receipt of all Fees, or of all Fees of one or more types, or a specified portion (in 10% increments) of either of the foregoing, otherwise payable to him or her.

     3.2 Manner of Electing Deferral. A Director may elect, or modify a prior election, to defer the receipt of all or certain
Fees by giving written notice to the Secretary on a form provided by the Company. Such notice shall include:

     (a)  the type(s) of Fees to be deferred,

     (b) an election of a lump sum or of the number of annual or quarterly installments, not to exceed 15 annual or 60 quarterly installments, for the payment of the deferred
          Fees, and

     (c) the date of the first such payment, which shall not be later than the first day of the first calendar quarter subsequent to the Participant's attainment of age 70 (or such other age as may supersede the age referred to in Section 403 (f)(1)(B) of Title 42 United States Code as in effect in July 1984) in which the Participant shall not be serving as a Director.

     3.3 Time of Election of Deferral; Revocation. An election to defer Fees shall be made prior to the beginning of the calendar quarter in which the Fees will be earned; provided, however, that an election made within 30 days after a person first becomes a Director shall be effective for Fees earned after such election is made. An election shall continue in effect until the end of the Participant's service as a Director or until the Secretary is notified in writing of a cancellation or modification of the election pursuant to this Section 3.3, whichever shall occur first; provided, however, that unless and then only to the extent that the Committee, in its sole discretion, determines that an Unforeseeable Emergency exists, the election deferring receipt of payment may not be canceled or modified except with regard to Fees to be earned in the quarter(s) beginning after the date the election is so canceled or modified.

     3.4 Deferred Fee Account. There shall be established for each Participant a Deferred Fee Account. A Participant's deferred Fees, or Credits, shall be credited to his or her Deferred Fee Account on the date such deferred Fees would have been payable to such Participant but for an election to defer receipt thereof; provided, however, that Fees which are otherwise payable in the first month of a calendar quarter shall be credited to a Participant's Deferred Fee Account as of the first day of the quarter. All Elections under Article V will be credited to the Zero Investment Account.

     3.5 Interest. Deferred Fee Accounts will earn interest during each calendar quarter at a rate equal to one-fourth of the per annum yield on 90-day U.S. Treasury Bills as of the first business day of the quarter as reported by Solomon Brothers Inc. in "An Analytic Record of Yields and Yield Spreads" or a similar source. Interest will be credited to Deferred Fee Accounts as of the last day of each calendar quarter and will be based upon the amount credited to a Participant's Deferred Fee Account on the first day of the calendar quarter, less any distributions payable to a Participant on or about the first day of the quarter. Zero Investment Accounts earn no Interest.

     3.6 Deferring Fees. A Participant shall designate the portion of his or her deferred Fees to be invested in one or more of the Investment Options. For each calendar year, all Fees deferred by a Participant shall be invested in the Alcoa Stock Option until one-half of the amount of the annual retainer fee to which such Participant is entitled for such year has been so invested. Thereafter, designations of other Investment Options by a Participant may be made or shall be given effect. A Participant's deferred Fees shall be credited to the designated Investment Option(s) at the end of the month in which such deferred Fees would have been payable to such Participant but for an election to defer receipt of those Fees, except that the retainer fees shall be credited as of the first day of January, April, July and October of the year in which they are earned. Such Fees shall be credited to a Participant's Deferred Fee Account as Credits for "units" in the Participant's Deferred Fee Account. As of any specified date the value per unit shall be deemed to be the value determined for the comparable fund under the Savings Plan.

     3.7 Transfers. A Participant may elect to designate a different Investment Option for all or any portion of the Credits for units in the various Investment Options in his or her Deferred Fee Account, except that Credits for units in the Alcoa Stock Option may not be transferred to any other Investment Option. A written election for transfer on a form provided by the Company must be received by the Secretary prior to 4:00 p.m. Eastern Time the business day when it is to become effective. Such election shall be subject to reasonable administrative minimums, and any restrictions recommended by counsel to assure that the Alcoa Stock Option does not become subject to Section 16 of the Securities Exchange Act of 1934 and/or to assure compliance with the provisions thereof.

     3.8  Method of Payment.

           (a) All payments with respect to a Participant's Deferred Fee Account shall be made in cash, and no Participant shall have the right to demand payment in shares of Company stock or in any other medium.

           (b) Payments shall be made in a lump sum or, at the election of the Participant, in annual or quarterly installments. The date of the first such payment shall not be later than the first day of the first calendar quarter subsequent to the Participant's attainment of age 70 in which the Participant shall not be serving as a Director.

           (c) An election to receive installment payments in lieu of a lump sum must be made at least one year before the Participant's service as a Director terminates.

     3.9 Designation of Deferred Fee Account Beneficiary. Each Participant may designate from time to time any person or persons, natural or otherwise, as his Deferred Fee Account Beneficiary to whom the amounts credited to his or her Deferred Fee Account are to be paid if he or she dies before all such amounts have been paid to the Participant. Each Deferred Fee Account Beneficiary designation shall be made on a form prescribed by the Company and shall be effective only when filed with the Secretary during the Participant's lifetime. Each Deferred Fee Account Beneficiary designation filed with the Secretary shall revoke all Deferred Fee Account Beneficiary designations previously made. The revocation of a Deferred Fee Account Beneficiary designation shall not require the consent of any Deferred Fee Account Beneficiary. In the absence of an effective Deferred Fee Account Beneficiary designation or if payment can be made to no Deferred Fee Account Beneficiary, payment shall be made to the Participant's estate.

     Notwithstanding the foregoing, any amount in the Zero
Investment Account will be payable under the provisions of
Article V.

                           Article IV
                           WITHDRAWALS

     4.1 Payment of DeferredFees. No payment may be made from a Director's Deferred Fee Account except as provided in this Article, unless and then only to the extent that an Unforeseeable Emergency exists as determined by the Committee in its sole discretion. In the latter case the Committee shall determine when and to what extent Credits in a Participant's Deferred Fee Account may be paid to such Participant prior to or after termination as a Director.

     4.2 Payment Upon Termination as Director. The value of a Participant's Deferred Fee Account shall be payable in cash in a lump sum on or about the first day of the calendar quarter succeeding the quarter in which the Participant terminates his or her service as a Director, or, if elected in advance under
Section 3.8 hereof, in a lump sum or annual or quarterly installments beginning as specified in the election. If installments are elected, the amount of each payment shall be a fraction of the value of the Participant's Deferred Fee Account on the last day of the calendar quarter preceding payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. Such installment payments shall be made on or about the first day of each succeeding year or quarterly period until said Account is exhausted, except as provided in Section 4.1 or Section 4.3.

     4.3 Payment Upon Participant's Death. If a Participant dies with any amount credited to his or her Deferred Fee Account, the value of said Account (including Interest for the quarter in which death shall occur) shall be paid in a single payment(s) to the Deferred Fee Account Beneficiary or estate, as the case may be, on or about the first day of the calendar quarter next following the date of death or such later date as shall be selected by the Participant with the consent of the Committee.

     4.4 Payment of Zero Investment Account. Notwithstanding the foregoing, amounts in the Zero Investment Account will be administered in accordance with the provisions of Article VI.

                            Article V
                    ESTATE ENHANCEMENT OPTION

     5.1. Estate Enhancement Option Election.

     (a) A Plan Participant may make an Estate Enhancement Option Election with regard to all or a portion of the value of his or her account at the time of such election. The Participant must make an Election using a form provided by the Company, the terms of which are hereby incorporated by reference in the Plan.

     (b) The Company shall pay life insurance premiums on a Policy on the life of the Participant, or the lives of the Participant and the Participant's spouse if so elected by the Participant. The premiums of the Policy will be equal in amount to the amount subject to the Participant's Election.

     (c) As of the time of the Participant's Election, the value of the portion of the Participant's account subject to such election will be transferred to the Zero Investment Account and there will be no further Interest with respect to such amounts.

     (d) Any amounts in a Participant's account which are subject to the Election will be paid in a single sum to the Frozen Deferred Fee Account Beneficiary designated by the Participant, with the payment to be made by the Company as soon as administratively practical following the death of the Participant (or after the death of the last survivor of the Participant and the Participant's spouse, if the insurance policy is a survivorship policy insuring the Participant and the Participant's spouse). The Frozen Deferred Fee Account Beneficiary for amounts subject to an Election will be separately designated on a form provided by the Company, and may be changed by the Participant in accordance with procedures established by the Company.

     (e) The Participant may designate a trust or other entity or individual(s) to own the Participant's rights under the Plan, or assign any such rights to a trust or other entity or individual(s).

     (f) If the Insurer cancels the Participant's Policy pursuant to Policy provisions related to suicide of the Participant (or Participant's spouse if the Policy insures both the Participant and the Participant's spouse) or material misstatement of information, then the Participant's Election will be null and void as of the time the Policy is canceled. In this event, the Company will recover an amount equivalent to the cumulative amount of Premiums paid from amounts subject to the Election held in the Zero Investment Account but which have not yet been used to pay Premiums.

     (g)  Except as may be otherwise provided in a Participant's
Death Benefit Agreement, an Election will be irrevocable.

     5.2  Payments of Premiums.

     (a)  Company Payments.   Within thirty (30) days of the
issue of the Participant's Policy, the Company shall pay a Premium equal to the amount of the Participant's Plan account balance subject to the Participant's Election.

     (b)  Participant Payments.    Except as otherwise provided
in this Plan, a Participant shall not be required to pay any portion of the Premium due on the Policy.

     5.3  Policy Ownership.

     (a)  Ownership.     The Company shall be the owner of the
Policy and shall be entitled to exercise the rights of ownership, except that the following rights shall be exercisable by the
Participant: (i) the right to designate the Death Benefit Beneficiary to receive payment of that portion of the death benefit under such Policy equal to the Participant's Coverage Amount unless there is an Alternative Death Benefit Election in effect; (ii) the right to reduce the face amount of the Policy pursuant to the provisions of Section 5.6; and (iii) the right to assign any part or all of the Participant's rights under the Policy to any person, entity or trust. The Company shall not borrow from, hypothecate, or withdraw cash value from, surrender in whole or in part, cancel, or in any other manner encumber the Policy without the prior written consent of the Participant. Notwithstanding any other provision of the Plan, both the Participant and the company have separate and full right to reduce the Policy face amount pursuant to Section 8.6.

     (b)  Possession of Policy.    The Company shall keep
possession of the Policy. The Company agrees to make the Policy available to the Participant or to the Insurer at such times, and on such terms as the Company determines for the sole purpose of endorsing or filing any change of Death Benefit Beneficiary or Face Value Beneficiary, or assignment on the Policy.

     (c) Investment of Policy Cash Values. If the Policy provides the Policy Owner with a choice of investment funds for the Policy cash values, the Company shall invest the cash values in the funds selected by and in the proportions specified by the Participant, unless otherwise specified in this Plan. The Company agrees to submit an investment election to the Insurer within thirty (30) days after a written investment request by the Participant or other person or entity designated in the Plan.

     5.4. Death Benefit. Upon the death of the Participant or last survivor of the Participant and the Participant's spouse, the death benefit under the Policy shall be divided as follows:

     (a) The Company shall be entitled to receive as the Company Death Benefit an amount equal to the greater of: (i) the Policy cash accumulation value immediately prior to the death of the Participant or survivor of the Participant and the Participant's spouse, and before any surrender charges; or (ii) 200 percent of the cumulative Premiums paid, plus any extraordinary costs incurred, by the Company under the Policy. If the Policy provides for a death benefit equal to the sum of the face amount of the Policy and any cash account or accumulation value, any Company Death Benefit should first be paid from the cash account or accumulation value portion of the death benefit.

     (b) The Death Benefit Beneficiary of the Participant shall be entitled to receive the Participant's Coverage Amount, which shall consist of the excess, if any, of the Policy's death benefit over the Company Death Benefit less any unforeseen extraordinary expenses incurred by the Company under this Plan if not recoverable under any other agreement. These unforeseen expenses may include taxes or extraordinary administrative expenses as determined by the Company.

     The Company agrees to execute an endorsement to the Policy issued to it by the Insurer providing for the division of the Policy death benefit in accordance with the provisions of this Section.

     Notwithstanding the provisions of this Section, if the Policy death benefit becomes payable while there is an Alternative Death Benefit Election in effect pursuant to Section
5.5, then the entire Policy death benefit shall be paid to the Company.

     5.5. Alternative Death Benefit Election. Subject to the discretion of the Plan Administrator, the Assignee may elect an Alternative Death Benefit in lieu of the insurance benefit provided under this Plan. Any such election shall be filed with the Plan Administrator in such form as may be prescribed by the Plan Administrator. The Alternative Death Benefit shall be paid by the Company from the general funds of the Company, and will not constitute an insurance benefit. It will be paid by the Company to the Participant's Death Benefit Beneficiary at the time the Participant's insurance death benefit would have been paid (at the Participant's death for single life coverage, or at the death of the survivor of the Participant and the Participant's spouse if the Policy is a Survivorship Policy).
The amount of the payment shall be equal to the Alternative Death Benefit Amount. As long as an Alternative Death Benefit Election is in effect, the Death Benefit Beneficiary of the Participant shall receive only the Alternative Death Benefit, and shall not be entitled to receive any portion of any death benefits that would become payable under the Participant's Policy, and the Participant shall cooperate with the Company in effecting a change of Death Benefit Beneficiary of the Participant's Policy to achieve such result. An Alternative Death Benefit Election (or an election to revoke such an election) shall be effective when any necessary documentation is submitted to and accepted by the Insurer. The Company will promptly submit any required forms or documents to the Insurer when an Alternative Death Benefit Election is made or revoked.

     5.6. Election to Reduce Policy Face Amount. The Participant or the Company may elect to reduce the Policy face amount, except that the Policy face amount shall not be reduced to an amount less than the Company Death Benefit. Within sixty (60) days of receipt of a written request from the Participant, the Company shall complete and submit the necessary forms to the Insurer to reduce the Policy face amount in accordance with the Participant's request. Within sixty (60) days of receipt of a written request from the Company, the Participant shall cooperate to complete any necessary forms in accordance with the Company's request.

     5.7. Termination as a Director.  Upon a Termination as a
Director:

     (a) The Company's obligation to pay further Premiums for the Participant's Policy will terminate, except that the Company will be obligated to pay any Premium it is obligated to pay under
Section 5.2(a) with respect to any amounts credited to the Participant's Plan account prior to the Participant's ceasing to be a Director for which a Premium has not yet been paid.

     (b) The Policy face amount will be reduced by an amount determined by multiplying the initial Policy face amount by a fraction, the numerator of which will be equal to the Credited Amount (including any Premium payable under Section 5.7(a) and the denominator of which will be equal to the Election Amount. Provided, however, that the face amount reduction determined pursuant to the preceding sentence will be reduced by the amount of any face amount reduction already applied pursuant to Section 5.6.

     (c) Within thirty (30) days after the Participant ceases to be a Director, the Participant may make a Policy premium payment to the Insurer. If such a premium is paid, the amount will be considered a Credited Amount for the purpose of Section 5.7(b).

     5.8. Taxes. All participants remain liable for any taxes which are or will be applicable to the amounts payable under this contract including (but not limited to) social security taxes, federal income taxes and state and local income taxes. In addition, if the Internal Revenue should determine that amounts payable are includable at any point prior to payment, the participants remain solely liable for such taxes and any penalties associated with such taxes. If the participants transfer any right in this benefit, the participants shall be solely liable for determining the value of the amounts subject to gift tax and the resulting amount of gift tax, if applicable.

     5.9. Company Default.

     (a)  Company Default.         A Company Default shall be
deemed to have occurred with respect to the Policy if the Company fails to pay a Premium on the Policy as required under the terms of the Plan within sixty (60) days after the due date for such Premium, or if the Company processes or attempts to process a policy loan, or a complete or partial surrender, or a cash value withdrawal without the prior written approval from the Participant.

     (b) Rights Upon Company Default. In the event of a Company Default as described in Section 5.9(a), the Participant will have the right to require the Company to cure the Company Default by notifying the Company in writing within sixty (60) days after the Company Default occurs, or if later, within thirty (30) days after the Participant becomes aware of the Company Default. If the Company fails to cure the Company Default within sixty (60) days after being notified by the Participant of the Company Default, the Participant will have the right to require the Company to transfer its interest in the Participant's Policy to the Participant. The Participant may exercise the right by notifying the Company, in writing within sixty (60) days after the Company Default occurs. Upon receipt of such notice, the Company will immediately transfer its rights in the Policy to the Participant and the Company will thereafter have no rights with respect to such Policy. A Participant's failure to exercise its rights under this Section shall not be deemed to release the Company from any of its obligations under this Plan, and will not preclude the Participant from seeking other remedies with respect to the Company Default. Also, a Participant's failure to exercise its rights under this Section will not preclude the Participant from exercising such rights upon a later Company Default.

     (c) Notices. All notices hereunder will be in writing and sent by first class mail with postage prepaid. Any notice to the Company shall be addressed to the attention of the Plan Administrator at the principal office of the Company at Alcoa Corporate Center, 201 Isabella Street, Pittsburgh, PA l5212-5858. Any notice to the Participant will be addressed to the Participant at the address on file with the Company. Any party may change its address by giving written notice of such change to the other party pursuant to this Section.

                           Article VI
                          MISCELLANEOUS

     6.1 Participant's Rights Unsecured. The right of any Participant to receive payments from his or her Deferred Fee Account shall be a claim against the general assets of the Company as an unsecured general creditor. The Company may, in its absolute discretion, establish one or more trusts or reserves which may be funded by reference to amounts of Credits standing in Participants' Deferred Fee Accounts hereunder or otherwise.

     6.2 Non-assignability. The right of any Participant or Deferred Fee Account Beneficiary to the payment of Credits in a Deferred Fee Account shall not be assigned, transferred, pledged or encumbered and shall not be subject in any manner to alienation or anticipation. The foregoing does not prevent the assignment of any separate right under the Estate Enhancement Option Election.

     6.3 Administration and Interpretation. The Plan shall be administered by the Committee which shall have authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement its provisions. In the administration of this Plan, the Plan Administrator from time to time may employ agents and delegate to them or to others such administrative duties as it sees fit. The Plan Administrator from time to time may consult with counsel, who may be counsel to the Company. All costs and expenses incurred in administering the Plan, including the expenses of the Plan Administrator, the fees and expenses of the Trustee, the fees and charges payable under the investment arrangements, and other legal and administrative expenses, shall be paid by the Plan.

     The Company will indemnify and hold harmless the Plan Administrator and any employees of the Company to whom administrative duties are delegated, against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Plan Administrator.

     6.4 Business Days. If any date specified herein falls on a Saturday, Sunday or legal holiday, such date shall be deemed to refer to the next business day thereafter.

     6.5 Amendment and Termination. The Plan may be amended, modified or terminated at any time by the Board of Directors. No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant's rights with respect to amounts theretofore credited to his or her Deferred Fee Account or earlier effect the payment of Fees already deferred.

     6.6 Notices. All notices to the Company under the Plan shall be in writing and shall be given to the Secretary or to an agent or other person designated by the Secretary.

     6.7 Governing Law. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, excluding any choice of law provisions which may indicate the application of the laws of another jurisdiction.